Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT NAMES ELLEN R. ALEMANY TO BOARD OF DIRECTORS

NEW YORK – January 21, 2014 – CIT Group Inc. (NYSE: CIT) cit.com, a leading provider of financing and advisory services to small businesses and middle market companies, today announced that Ellen R. Alemany has been named to CIT’s Board of Directors effective immediately. She will serve as a member of CIT’s Audit Committee.

Alemany is the former Head of The Royal Bank of Scotland (RBS) Americas, the management structure that oversees RBS’ businesses in the Americas. She also served as Chairman and Chief Executive Officer for RBS Citizens Financial Group, Inc. Prior to RBS, she served as Chief Executive Officer for Global Transaction Services of Citigroup. She held a number of senior positions during her tenure at Citigroup including Executive Vice President for the Commercial Business group, President and CEO of CitiCapital. She also held a number of executive positions in Citigroup’s Global Corporate Bank, including Customer Group Executive of North American markets, Global Industry Head of Media and Communications, U.S. industry Head of Consumer Products, and Executive Vice President of Citibank and Customer Group Executive for the Global Relationship Bank in Europe, based in London.

Alemany received her MBA in finance from Fordham University. She serves on the Boards of Automatic Data Processing, Inc. and the Center for Discovery.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and vendor finance. CIT operates CIT Bank (Member FDIC), its primary bank subsidiary, which, through its Internet bank BankOnCIT.com, offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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C. Curtis Ritter

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(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

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Matt.Klein@cit.com

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Barbara Callahan

Head of Investor Relations

(973) 740-5058

Barbara.Callahan@cit.com